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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of VGS Inc. of our report dated March 12, 2001, except as to the last five paragraphs of Note 11, which are as of April 30, 2001, and as to the third paragraph of Note 1 and Note 24, which are as of May 10, 2002 relating to the financial statements of Petroleum Geo-Services ASA as of December 31, 2000 and for each of the two years in the period ended December 31, 2000, which appears in the Petroleum Geo-Services ASA Annual Report on Form 20-F for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

Houston, Texas
July 2, 2002